Registration Statement No. 333-234311
Filed Pursuant to Rule 433
Supplementing the Preliminary
Prospectus Supplement
Dated March 1, 2021
(To Prospectus dated October 24, 2019)

Pricing Term Sheet

Fixed-Rate Notes due 2029, 2033, and 2041

The information in this pricing term sheet relates only to the offering of euro-denominated notes (the “Euro Notes Offering”) and should be read together with (i) the preliminary prospectus supplement dated March 1, 2021 relating to the Euro Notes Offering, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, including the documents incorporated by reference therein, and (ii) the related base prospectus dated October 24, 2019, which forms a part of Registration Statement No. 333-234311.

Issuer:	The Coca-Cola Company
Security:	0.125% notes due 2029 0.500% notes due 2033 1.000% notes due 2041
Offering Format:	SEC Registered
Principal Amount:	€700,000,000 of 2029 notes €650,000,000 of 2033 notes €650,000,000 of 2041 notes
Maturity Date:	March 9, 2029 for 2029 notes March 9, 2033 for 2033 notes March 9, 2041 for 2041 notes
Spread to Mid-Swap Yield:	+40 bps for 2029 notes +50 bps for 2033 notes +73 bps for 2041 notes
Mid-Swap Yield:	-0.153% for 2029 notes 0.083% for 2033 notes 0.311% for 2041 notes
Yield to Maturity:	0.247% for 2029 notes 0.583% for 2033 notes 1.041% for 2041 notes

Coupon:	0.125% per year for 2029 notes 0.500% per year for 2033 notes 1.000% per year for 2041 notes
Interest Payment Dates:

Annually on March 9, commencing on March 9, 2022 for the 2029 notes

Annually on March 9, commencing on March 9, 2022 for the 2033 notes

Annually on March 9, commencing on March 9, 2022 for the 2041 notes

Price to Public:	99.035% of principal amount for 2029 notes 99.041% of principal amount for 2033 notes 99.263% of principal amount for 2041 notes
Underwriting Discounts:	0.420% of principal amount for 2029 notes 0.500% of principal amount for 2033 notes 0.750% of principal amount for 2041 notes
Proceeds to Issuer:	98.615% of principal amount for 2029 notes 98.541% of principal amount for 2033 notes 98.513% of principal amount for 2041 notes
Benchmark Security:	DBR 0.250% due February 15, 2029 for 2029 notes DBR 0.000% due February 15, 2031 for 2033 notes DBR 4.750% due July 4, 2040 for 2041 notes
Benchmark Security Yield:	-0.477% for 2029 notes -0.342% for 2033 notes -0.083% for 2041 notes
Benchmark Security Price:	105.913 for 2029 notes 103.465 for 2033 notes 194.260 for 2041 notes
Spread to Benchmark Security:	+72.4 bps for 2029 notes +92.5 bps for 2033 notes +112.4 bps for 2041 notes
Make-Whole Call:	Bund +15 bps for 2029 notes Bund +15 bps for 2033 notes Bund +20 bps for 2041 notes

Use of Proceeds:	The Coca-Cola Company expects to use the net proceeds from the offering, together with cash on hand, if necessary, for the purchase of the euro-denominated notes tendered pursuant to the Tender Offers (as defined in the preliminary prospectus supplement) and the payment of related accrued and unpaid interest, premiums, fees and expenses, the Notes Redemptions (as defined in the preliminary prospectus supplement), if applicable, and to repay the Coca-Cola Company’s euro-dominated floating rate notes due 2021. The Coca-Cola Company may reallocate the net proceeds depending on market and other conditions in effect at the time for general corporate purposes. The offering is not conditioned upon the completion of the Expected Notes Offering (as defined in the preliminary prospectus supplement) or the Tender Offers.
Day Count Convention:	Actual / Actual (ICMA)
Trade Date:	March 1, 2021
Settlement Date*:	March 9, 2021 (T+6)
Listing:	The Coca-Cola Company intends to apply to list the notes on the New York Stock Exchange.
ISIN / Common Code / CUSIP:	XS2307863642 / 230786364 / 191216 DF4 for 2029 notes XS2307863998 / 230786399 / 191216 DG2 for 2033 notes XS2307864020 / 230786402 / 191216 DH0 for 2041 notes
Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Expected Ratings**:	A1 by Moody’s Investors Service, Inc. A+ by Standard & Poor’s Ratings Services
MiFID II Target Market and PRIIPS and UK MiFIR and UK PRIIPs:

MiFID II professionals/ECPs-only / No PRIIPs KID – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

UK MiFIR professionals/ECPs-only / No UK PRIIPs KID – Manufacturer target market (MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in UK.

Underwriters:	Joint Book-Running Managers: Banco Santander, S.A. Barclays Bank PLC Goldman Sachs & Co. LLC BNP Paribas HSBC Bank plc
Co-Managers: Drexel Hamilton, LLC Samuel A. Ramirez & Company, Inc.
Stabilization:	Stabilization/FCA

*Note: Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the notes initially settle in T+6, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banco Santander, S.A. at +34-91-257-2029, Barclays Bank PLC toll free at 1-888-603-5847, Goldman Sachs & Co. LLC at 1-212-902-6351, BNP Paribas toll free at 1-800-854-5674, or HSBC Bank plc at +44 (0) 20 7991.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.